Exhibit 10.22
EXECUTION COPY
Purchase, Storage and Sale Agreement
for Gathered Crude
dated as of March 20, 2007,
between
J. Aron & Company
and
Coffeyville Resources Refining & Marketing, LLC

PURCHASE, STORAGE AND SALE AGREEMENT
FOR GATHERED CRUDE
This Purchase, Storage and Sale Agreement for Gathered Crude is made as of March 20, 2007, between J. Aron & Company (“Aron”), a general partnership organized under the laws of New York and located at 85 Broad Street, New York, New York 10004, and Coffeyville Resources Refining & Marketing, LLC (“Coffeyville”), a limited liability company registered under the laws of Delaware and located at 10 E. Cambridge Circle Dr., Kansas City, KS 66103 (each referred to individually as a “Party” or collectively as the “Parties”).
WHEREAS, Coffeyville from time to time purchases crude oil from various small independent producers located in the states of Kansas, Missouri, Oklahoma and Wyoming as well as in states adjacent thereto (the “Gathered Crude”);
WHEREAS, Coffeyville owns segregated storage tanks at five tank farms located in Kansas or Oklahoma in which it collects and stores the Gathered Crude prior to shipping such Gathered Crude to Broome Station for delivery to its crude oil refinery located in Coffeyville, Kansas (the “Refinery”); and
WHEREAS, as a result of a planned turnaround of the Refinery, Coffeyville will need to delay the processing of some quantities of the Gathered Crude and has requested that, to facilitate such delay, Aron purchase such Gathered Crude from Coffeyville, store such Gathered Crude and on a forward basis sell such Gathered Crude to Coffeyville and, subject to the terms and conditions set forth below, Aron is willing to enter into such purchase, storage and sale transactions;
NOW, THEREFORE, in consideration of the premises and the respective promises, conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aron and Coffeyville do hereby agree as follows:
1. Definitions and Construction.
     1.1 Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below:
     “Aggregate Purchase Price” means, for any Forward Purchase Contract, the product of the Stored Quantity and the Purchase Price that relate to such Forward Purchase Contract.
     “Aggregate Sale Price” means, for any Forward Sale Contract, the product of the Stored Quantity and the Sale Price that relate to such Forward Sale Contract.
     “Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, decision, directive, judgment, policy, decree and any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including Environmental Law, in each case as may be applicable to either Party or the subject matter of this Agreement.

     “Bankrupt” means a Person that (i) is dissolved, other than pursuant to a consolidation, amalgamation or merger, (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due, (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors, (iv) institutes or has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, (v) has a resolution passed for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger, (vi) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets, (vii) has a secured party take possession of all or substantially all of its assets, or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all of its assets, (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature, (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the foregoing events; or (x) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing events.
     “Bankruptcy Code” means Title 11, U.S. Code.
     “Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.
     “Broome Station” means the pump station owned by CRCT located near Caney, Kansas, approximately 22 miles west of the Refinery where the Plains pipeline delivers crude oil into the CRCT pipeline.
     “Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the State of New York.
     “CPT” means the prevailing time in the Central time zone.
     “CRCT” means Coffeyville Resources Crude Transportation, LLC.
     “Current Exposure” means, as of any time, the sum of the projected Aggregate Sale Prices under all then outstanding Forward Sale Contracts (determined based on the then current the closing settlement price on the New York Mercantile Exchange for the NYMEX WTI futures contract for the nearby month), plus all other amounts then due and owing from Coffeyville to Aron under this Agreement
     “Designated Affiliate” means (i) in the case of Aron, Goldman, Sachs & Co. or Goldman Sachs Capital Markets, L.P. and (ii) in the case of Coffeyville, Coffeyville Resources, LLC.
     “Environmental Law” means any existing or past Applicable Law, policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.
     “Expected Storage Period” means, for each Stored Quantity and its related Storage Tank, the period commencing on the Purchase Date for that Stored Quantity and ending on the Sale Date for that Stored Quantity.
     “Event of Default” means an occurrence of the events or circumstances described in Section 11.1.
     “Fill Date” means, for any Storage Tank, the date during the Gathering Period on which such Storage Tank has been filled with Gathered Crude to the level at which Coffeyville desires to cease any further additions of Gathered Crude thereto.
     “Final Fill Date” means the first day on or prior to which the Fill Dates for all of the Storage Tanks shall have occurred; provided that the Final Fill Date shall occur no later than April 1, 2007.
     “Final Sale Date” means, for each Forward Sale Contract, May 25, 2007 or such later date as Aron may, in its discretion, agree to in writing specifically with respect to that Forward Sale Contract (provided that any such agreement shall not obligate Aron to enter into any similar agreement with respect to any other Forward Sale Contract).
     “Force Majeure” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs (whether or not such labor difficulty could be settled by acceding to any demands of any such labor group of individuals and whether or not involving employees of Coffeyville or Aron); accidents at, closing of, or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of, explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have been able to avoid or overcome.
     “Forward Purchase Contract” has the meaning specified in Section 2.4 below.
     “Forward Sale Contract” has the meaning specified in Section 4.1 below.
     “Governmental Authority” means any federal, state, regional, local, or municipal governmental body, agency, instrumentality, authority or entity established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body, or any person purporting to act therefor.

     “Indemnified Party” has the meaning specified in Section 12.3.
     “Indemnifying Party” has the meaning specified in Section 12.3.
     “Independent Inspector” means any Person mutually selected by Aron and Coffeyville in a commercially reasonable manner that (1) is a licensed Person who performs sampling, quality analysis and quantity determination of the crude oil and refined petroleum products, (2) is not an Affiliate of any Party, (3) in the reasonable judgment of Aron, is qualified and reputed to perform its services in accordance with applicable law and industry practice, (4) has not been and is not a party to any litigation or other adversarial proceeding pending against any Party or its Affiliates, and (5) is reasonably acceptable to Coffeyville.
     “Liabilities” means any losses, liabilities, charges, damages, deficiencies, assessments, interests, fines, penalties, costs and expenses (collectively, “Costs”) of any kind (including reasonable attorneys’ fees and other fees, court costs and other disbursements), including any Costs directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any Costs arising from compliance or non-compliance with Environmental Law.
     “Non-Affected Party” has the meaning specified in Section 9.1.
     “Non-Defaulting Party” has the meaning specified in Section 11.2(a).
     “NYMEX” means the New York Mercantile Exchange.
     “Party” or “Parties” has the meaning specified in the preamble to this Agreement.
     “Person” means an individual, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity.
     “Potential Event of Default” means any Event of Default, which with notice or the passage of time, would constitute an Event of Default.
     “Purchase Date” has the meaning specified in Section 2.4 below.
     “Purchase Price” means, for any Forward Purchase Contract, a per Barrel price for WTI agreed to by Aron and Coffeyville on the date on which they agree to the Supplemental Amount for such Forward Purchase Contract, which price may be based on intra-day trading prices or the closing settlement price on the New York Mercantile Exchange for the NYMEX WTI futures contract for the nearby month on that day.
     “Sale Date” has the meaning specified in Section 2.4 below.

     “Sale Price” means, for any Forward Sale Contract, a per Barrel price for WTI agreed to by Aron and Coffeyville on or before the Sale Date for that Forward Sale Contract, provided that if no such price is agreed to, the per Barrel price shall be the closing settlement price on the New York Mercantile Exchange for the NYMEX WTI futures contract for the nearby month, for the Sale Date (or if such day is not a NYMEX trading day, the first NYMEX trading day thereafter), in any case either (i) plus the Supplemental Amount, if such amount is due to Aron or (ii) minus the Supplemental Amount, if such amount is due to Coffeyville.
     “Specified Transaction” means (a) any transaction (including an agreement with respect thereto) now existing or hereafter entered into between Aron (or any Designated Affiliate of Aron) and Coffeyville (or any Designated Affiliate of Coffeyville) (i) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (ii) which is a type of transaction that is similar to any transaction referred to in clause (i) that is currently, or in the future becomes, recurrently entered into the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments, or economic indices or measures of economic risk or value, (b) any combination of these transactions and (c) any other transaction identified as a Specified Transaction in this agreement or the relevant confirmation; provided that, without limiting the generality of the foregoing, Specified Transaction shall include any “Transaction” that is subject to the ISDA Master Agreement, dated as of June 24, 2005, between Aron and Coffeyville Resources, LLC, including any confirmations subject thereto (collectively, the “Master Agreement”) or the Crude Oil Supply Agreement, dated as of December 23, 2005, between Aron and Coffeyville.
     “Storage Period” means, for each Stored Quantity and its related Storage Tank, the period commencing on the Purchase Date for that Stored Quantity and ending at the time such Stored Quantity has been either sold by Aron to Coffeyville pursuant to Sections 2.4, 4.3, 4.4, 4.5 and 4.6 below or otherwise disposed of by Aron.
     “Storage Tanks” means the crude oil storage tanks listed on Schedule 1 hereto.
     “Stored Quantity” has the meaning specified in Section 2.3 below.
     “WTI” means West Texas Intermediate crude oil and any crude oil meeting the specifications of the NYMEX WTI futures contract for delivery at Cushing, Oklahoma.
     1.2 Construction of Agreement.

          (a) Unless otherwise specified, all references herein are to the Articles, Sections and Exhibits of this Agreement and all Schedules and Exhibits are incorporated herein.
          (b) All headings herein are intended solely for convenience of reference and shall not affect the meaning or interpretation of the provisions of this Agreement.
          (c) Unless expressly provided otherwise, the word “including” as used herein does not limit the preceding words or terms and shall be read to be followed by the words “without limitation” or words having similar import.
          (d) Unless expressly provided otherwise, all references to days, weeks, months and quarters mean calendar days, weeks, months and quarters, respectively.
          (e) Unless expressly provided otherwise, references herein to “consent” mean the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned.
          (f) A reference to any Party to this Agreement or another agreement or document includes the Party’s permitted successors and assigns.
          (g) Unless the contrary clearly appears from the context, for purposes of this Agreement, the singular number includes the plural number and vice versa; and each gender includes the other gender.
          (h) Except where specifically stated otherwise, any reference to any Applicable Law or agreement shall be a reference to the same as amended, supplemented or re-enacted from time to time.
          (i) The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.
     1.3 The Parties acknowledge that they and their counsel have reviewed and revised this Agreement and that no presumption of contract interpretation or construction shall apply to the advantage or disadvantage of the drafter of this Agreement.
2. Purchase of Gathered Crude.
     2.1 Prior to and through the Final Fill Date, Coffeyville shall arrange to transport Gathered Crude to the Storage Tanks until all of such tanks have been filled to their working capacities.
     2.2 No later than three Business Days prior to the date that Coffeyville (in its reasonable judgment) expects to be the Fill Date for a particular Storage Tank, Coffeyville shall notify Aron in writing (or via email) of such expected Fill Date and the Storage Tank to which it relates (each, a “Fill Notice”). If, for any reason, Coffeyville changes its expectation regarding the Fill Date for any Storage Tank, it shall immediately notify Aron in writing (or via email) of such changed expectation.

     2.3 On the Fill Date for a Storage Tank, pursuant to the instructions of the Parties, the Independent Inspector shall, promptly after such Storage Tank has been filled to the level at which Coffeyville desires to cease any further additions of Gathered Crude thereto, gauge and seal such Storage Tank. The Independent Inspector shall provide to Aron and Coffeyville a certified report showing the total net quantity of Gathered Crude held in such Storage Tank at the time it was sealed on that Fill Date (the “Stored Quantity”).
     2.4 With respect to each Storage Tank for which a Fill Notice has been delivered to Aron, Coffeyville and Aron shall endeavor, in good faith and in a commercially reasonable manner, to agree upon the following terms with respect to the Stored Quantity relating to that Storage Tank: (i) the date on which Aron shall purchase such Stored Quantity from Coffeyville under a Forward Purchase Contract, which date shall be a Business Day occurring no earlier than the later of the Fill Date for that Storage Tank or three days after the date on which these terms are agreed to (the “Purchase Date”), (ii) the date on which Coffeyville shall purchase such Stored Quantity from Aron under a Forward Sale Contract, which date shall be a Business Day occurring no earlier than three days after such Purchase Date (the “Sale Date”) and (iii) the Supplemental Amount for that Stored Quantity and the Party to which such Supplemental Amount is due. If the Parties agree on such terms, then on the date of such agreement, Coffeyville and Aron shall automatically, and without any further action by either party, be deemed to have entered into a forward contract (“Forward Purchase Contract”) under which Coffeyville agrees to sell to Aron, and Aron agrees to buy from Coffeyville, the Stored Quantity on the agreed Purchase Date, at a price per Barrel equal to the Purchase Price. If the Parties are unable to agree on such terms for any Stored Quantity, then no Forward Purchase Contract or Forward Sale Contract shall result with respect to that Stored Quantity, the applicable Storage Tank may be unsealed by Coffeyville and the Parties shall have no obligations under this Agreement with respect to such Storage Tank or its Stored Quantity.
     2.5 For purposes hereof, the “Supplemental Amount” shall mean, for any Stored Quantity, an amount per Barrel mutually agreed to by the Parties that reflects (i) Aron’s cost of funds for that Stored Quantity’s Aggregate Purchase Price over its Expected Storage Period, (ii) Coffeyville’s cost of storage for that Stored Quantity over its Expected Storage Period and (iii) depending upon the extent to which the forward crude oil market is then in contango or backwardation and taking account of such funding and storage costs, an additional amount representing either a portion of such contango being allocated to Coffeyville or a transaction fee being paid to Aron. In no event shall the manner in which any Supplemental Amount is determined obligate Aron to pay or reimburse any of the charges referred to in Section 3.1 below, it being agreed that the reference in clause (ii) above to cost of storage relates only to the factors to be taken into account in establishing a Supplemental Amount.
     2.6 If a Forward Purchase Contract is entered into pursuant to Section 2.4 above, Aron shall prepare and provide to Coffeyville via facsimile or electronic transmission a written confirmation for the Forward Purchase Contract in substantially the form of Exhibit A hereto. Notwithstanding any failure of Aron to provide such confirmation, the Parties shall be bound by the terms of such Forward Purchase Contract, which shall be a legally binding contract between the Parties from the moment it is deemed entered into pursuant to Section 2.4 above.

     2.7 Title to the Stored Quantity subject to a Forward Purchase Contract shall pass from Coffeyville to Aron, by in-tank title transfer, at the relevant Storage Tank on the Purchase Date for that Forward Purchase Contract; provided that if the Fill Date for such Storage Tank occurs on that Purchase Date, then title shall transfer at the time such Storage Tank is gauged and sealed by an independent inspector.
     2.8 The Aggregate Purchase Price to be paid under each Forward Purchase Contract shall be due and payable on the first Business Day after the Purchase Date for that Forward Purchase Contract.
3. Storage of Gathered Crude.
     3.1 For each Storage Tank, Aron shall have the exclusive right to store crude oil in such Storage Tank for the applicable Storage Period. Aron shall not be charged any storage, handling, throughput or other fees, nor be responsible for any expenses relating to the Storage Tanks or the operation or maintenance thereof.
     3.2 During the Storage Period for each Storage Tank, (i) the Stored Quantity shall be the only material stored in such Storage Tank, (ii) no other materials shall be stored, or commingled with the Stored Quantity, in such Storage Tank and (iii) the seal placed on such Storage Tank by the Independent Inspector shall not be broken without Aron’s prior written consent.
     3.3 Aron shall retain exclusive title to the Stored Quantity stored by it at each Storage Tanks during the relevant Storage Period. Coffeyville shall bear all risk of loss with respect to each such Stored Quantity.
     3.4 At all times during each Storage Period, the Stored Quantity in the related Storage Tank is and shall remain the property of Aron. During each Storage Period, Coffeyville shall hold the Stored Quantity in the related Storage Tank solely as bailee, and represents and warrants that when any such Stored Quantity is redelivered to Aron or any party designated by Aron, Aron or such designated party shall have good title thereto free and clear of any liens, security interests, encumbrances and claims of any kind whatsoever. During the Storage Period, neither Coffeyville nor any of its affiliates shall (and Coffeyville shall not permit any of its affiliates or any other Person to) use the relevant Stored Quantity for any purpose.
     3.5 Coffeyville agrees that all tankage shall be in sound condition and capable of storing the Stored Quantity without contaminating such Gathered Crude. Coffeyville will maintain and operate the tankage in good working order and repair and serviceable condition in accordance with generally accepted industry standards and in compliance with all applicable laws and regulations. Coffeyville shall have sole responsibility for all operations at each of the Storage Tanks (including all related pipelines and equipment of Coffeyville and its Affiliates) and for performing all storage and throughput services at or related to the Storage Tanks. Without limiting the foregoing, Coffeyville shall be responsible for all maintenance and repairs, labor, utilities, pumps, piping, tank conditions, heat and other activities on, at or under the Storage Tanks. All movements, receipts and deliveries of Gathered Crude or other materials to, at or from any Storage Tank shall be solely the responsibility of Coffeyville. Aron does not, directly or indirectly, have any responsibility for the operation or maintenance of the Storage Tanks or any movements of Gathered Crude or other materials to, at or from the Storage Tanks.
     3.6 Aron and its representatives may inspect the Storage Tanks and any other related pipelines and equipment from time to time during the term of this Agreement. Coffeyville shall permit Aron or its representatives, at any reasonable times during normal business hours, to conduct such inspections.
     3.7 Coffeyville agrees that it shall not sell, shall have no interest in and shall not permit the creation of, or suffer to exist, any security interest, lien, encumbrance, charge or other claim of any nature with respect to any of the Stored Quantities.
     3.8 Prior to the Fill Date for any Storage Tank, Coffeyville shall (i) arrange to post at that Storage Tank such signage as Aron shall reasonably request stating that Aron is the owner of all materials held in such Storage Tank and (ii) take all actions necessary to maintain such signage in place for the Storage Period.
4. Sale of Gathered Crude.
     4.1 Upon agreeing to the terms referred to in Section 2.4 above with respect to any Stored Quantity, Coffeyville and Aron shall automatically, and without any further action by either party, be deemed to have entered into a separate forward contract (each, a “Forward Sale Contract”) with respect to that Stored Quantity and its related Storage Tank under which Aron agrees to sell to Coffeyville, and Coffeyville agrees to buy from Aron, that Stored Quantity on the applicable Sale Date, at a price per Barrel equal to the applicable Sale Price; provided that such Forward Sale Contract shall not become effective unless the purchase and sale of that Stored Quantity under the Forward Purchase Contract relating to that Stored Quantity shall have occurred. In no event, unless other expressly agreed by Aron, shall the Sale Date for any Forward Sale Contract be later than the Final Sale Date.
     4.2 If a Forward Sale Contract is entered into pursuant to Section 4.1 above, Aron shall prepare and provide to Coffeyville via facsimile or electronic transmission a confirmation for that Forward Sale Contract in substantially the form of Exhibit B hereto. Notwithstanding any failure of Aron to provide such confirmation, the Parties shall be bound by the terms of such Forward Sale Contract, which shall be a legally binding contact between the Parties from the moment it is deemed entered into pursuant to Section 4.1 above.
     4.3 For each Forward Sale Contract, Coffeyville shall pay to Aron the Aggregate Sale Price on the Sale Date for that Forward Sale Contract.
     4.4 Aron’s sole obligation under each Forward Sale Contract shall be to transfer to Coffeyville title to whatever portion of the Stored Quantity remains in the relevant Storage Tank at the time of such transfer. To the extent that the volume of material held in a Storage Tank at the time of transfer is less than the Stored Quantity originally stored therein, such loss shall be solely for the account of Coffeyville, regardless of the reason for such loss (collectively, Storage Losses”). EXCEPT FOR THE WARRANTY OF TITLE WITH RESPECT TO CRUDE OIL TRANSFERRED UNDER SECTION 4.6 BELOW, ARON MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS

OR SUITABILITY OF THE CRUDE OIL FOR ANY PARTICULAR PURPOSE OR OTHERWISE. FURTHER, ARON MAKES NO WARRANTY OR REPRESENTATION THAT THE CRUDE OIL CONFORMS TO ANY PARTICULAR SPECIFICATIONS.
     4.5 Coffeyville’s obligation to pay the Aggregate Sale Price shall not be reduced by any Storage Losses, it being expressly acknowledged that such payment amount shall be calculated based on the original Stored Quantity for the relevant Storage Tank.
     4.6 Title to any Gathered Crude held in the Storage Tank related to a Forward Sale Contract shall pass from Aron to Coffeyville, by in-tank title transfer, at the relevant Storage Tank immediately after Aron receives payment of the amount due to it under Section 4.3 with respect to that Forward Sale Contract.
5. Adjustments.
     5.1 If Coffeyville desires to adjust the Sale Date for any Forward Sale Contract, it shall promptly notify Aron thereof and shall specify the new date on which it proposes such Sale Date shall occur.
     5.2 A new Sale Date for any Forward Sale Contract shall take effect only upon the agreement of the Parties thereto, provided that such agreement may be conditioned upon such other modification to the terms of such Forward Sale Contract as either Party may require, including modification to the Supplemental Amount and the party to which such Supplemental Amount is due.
6. Conditions. Aron’s obligations to enter into any of the transactions contemplated by this Agreement shall be subject to the satisfaction of the following condition on or before the initial Fill Notice is given hereunder:
          (a) Coffeyville’s representations and warranties set forth in this Agreement shall be true and correct at such time;
          (b) Aron shall have received lien search results with respect to Coffeyville and such results shall be satisfactory to Aron, in its reasonable judgment;
          (c) Signage shall have been posted at the Storage Tanks as contemplated by Section 3.8; and
          (d) Aron shall have received the insurance certificates contemplated by Section 7.1.
7. Insurance.
     7.1 Coffeyville shall maintain with respect to the Storage Tanks and all related pipelines, equipment and facilities, comprehensive general liability insurance (including injury, death and property damage coverage), property insurance and sudden and accidental pollution insurance, in each case in an amount consistent with good industry practice. Each of the policies evidencing such coverages shall name Aron as a loss payee, as its interests may appear, or an additional insured and prior to the commencement of any transactions hereunder, Coffeyville shall deliver to Aron, certificates of insurance providing evidence, reasonably satisfactory to Aron, that it has been named therein as such loss payee or additional insured, as appropriate.
     7.2 Aron may, in its discretion, maintain such insurance coverage relating to the transactions contemplated hereby and the Stored Quantities as Aron may elect, but any such insurance coverage maintained by Aron shall in no way limit Coffeyville’s obligations under Section 7.1.
     7.3 The mere purchase and existence of insurance does not reduce or release either Party from any liability incurred or assumed under this Agreement.
8. Taxes.
     8.1 Prices in this Agreement do not include any applicable sales, use, valorem, excise, property, spill, environmental, or similar taxes, duties and fees (each, a “Tax” and collectively, “Taxes”) regardless of the taxing authority. Coffeyville shall pay such Taxes unless there is an applicable exemption from such Tax, with written confirmation of such Tax exemption to be provided to Aron. To the extent Aron is required by law to collect such Taxes, one hundred percent (100%) of such Taxes shall be invoiced, or added to other invoices, as separately stated charges and paid in full by Coffeyville within ten (10) Business Days after receipt of such invoice, unless Coffeyville is exempt from such Taxes and furnishes Aron with a certificate of exemption. Aron shall be responsible for all taxes imposed on Aron’s income.
     8.2 If Coffeyville disagrees with Aron’s determination that any Tax is due with respect to transactions under this Agreement, Coffeyville shall have the right to seek an administrative determination from the applicable taxing authority, or, alternatively, Coffeyville shall have the right to contest any asserted claim for such Taxes, subject to its agreeing to indemnify Aron for the entire amount of such contested Tax (including any associated interest and/or late penalties) should such Tax be deemed applicable. Aron agrees to reasonably cooperate with the Coffeyville in the event Coffeyville determines to contest any such Taxes.
     8.3 Coffeyville and Aron shall promptly inform each other in writing of any assertion by a taxing authority of additional tax liability in respect of said transactions. Any legal proceedings or any other action against Aron with respect to such asserted liability shall be under Aron’s direction but Coffeyville shall be consulted. Any legal proceedings or any other action against Coffeyville with respect to such asserted liability shall be under Coffeyville’s direction but Aron shall be consulted. In any event, Coffeyville and Aron shall fully cooperate with each other as to the asserted liability. Each party shall bear all the reasonable costs of any action undertaken by the other at the Party’s request.
9. Force Majeure.
     9.1 Except as otherwise provided in Section 9.2 below, neither Party shall be liable to the other if it is rendered unable by an event of Force Majeure to perform in whole or in part any obligation or condition of this Agreement, for so long as the event of Force Majeure exists and to the extent that performance is hindered by the event of Force Majeure; provided, however, that the Party unable to perform (the “Affected Party”) shall use any commercially reasonable efforts to avoid or remove the event of Force Majeure. During the period that performance by the Affected Party of a part or whole of its obligations has been suspended by reason of an event of Force Majeure, the other Party (the “Non-Affected Party”) likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, except for any payment and indemnification obligations.
     9.2 Notwithstanding anything herein to the contrary, an event of Force Majeure shall not excuse:
          (a) Either Party from any obligation to make payment hereunder that has become due in accordance with the terms hereof (including, without limitation, Coffeyville’s obligation to make payment under each Forward Sale Contract on the applicable Sale Date):
          (b) Coffeyville from any obligation hereunder if such event of Force Majeure affects any of the Storage Tanks (or related pipelines, facilities or equipment) during the Storage Period.
     9.3 The Party so affected by an event of Force Majeure shall promptly give notice thereof to the other party, including, to the extent feasible, the details and the expected duration of the Force Majeure event and the volume of any Gathered Crude or other materials affected. Initial notice may be given orally; however, written notice with reasonably full particulars of the event is required as soon as reasonably possible. The Affected Party also shall promptly notify the Non-Affected Party when the event of Force Majeure is terminated.
10. Representations, Warranties and Covenants.
     10.1 Mutual Representations. Each Party represents and warrants to the other Party as of the date hereof and each date upon which a Forward Purchase Contract or Forward Sale Contract is deemed entered into, that:
          (a) It is an “Eligible Contract Participant” as defined in Section la(12) of the Commodity Exchange Act, as amended.
          (b) It is a “forward contract merchant” in respect of this Agreement and this Agreement and each of the purchases and sales of Gathered Crude hereunder constitute “forward contracts,” as such terms are defined in the Bankruptcy Code.
          (c) It is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and in good standing under such laws.
          (d) It has the corporate, governmental or other legal capacity, authority and power to execute this Agreement, to deliver this Agreement and to perform its obligations under this Agreement, and has taken all necessary action to authorize the foregoing.
          (e) The execution, delivery and performance in the preceding paragraph (d) do not violate or conflict with any law applicable to it, any provision of its constitutional documents, any order or judgment of any court or Governmental Authority applicable to it or any of its assets or any contractual restriction binding on or affecting it or any of its assets.

          (f) All governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect, and all conditions of any such authorizations, approvals, consents, notices and filings have been complied with.
          (g) Its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with its terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law).
          (h) No Event of Default or Potential Event of Default has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement.
          (i) There is not pending or, to its knowledge, threatened against it or any of its Affiliates any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or any arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement.
          (j) It possesses all necessary permits, authorizations, registrations and licenses required to perform its obligations hereunder and to consummate the transactions contemplated hereby in each jurisdiction with respect to which it has obtained Tax licenses.
          (k) It is not relying upon any representations of the other Party other than those expressly set forth in this Agreement.
          (1) It has entered into this Agreement as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise), with a full understanding of the material terms and risks of the same, and is capable of assuming those risks.
          (m) It has made its trading and investment decisions (including their suitability) based upon its own judgment and any advice from its advisors as it has deemed necessary and not in reliance upon any view expressed by the other Party.
          (n) The other Party (i) is acting solely in the capacity of an arm’s-length contractual counterparty with respect to this Agreement, (ii) is not acting as a financial advisor or fiduciary or in any similar capacity with respect to this Agreement and (iii) has not given to it any assurance or guarantee as to the expected performance or result of this Agreement.
          (o) It is not bound by any agreement that would preclude or hinder its execution, delivery, or performance of this Agreement.
          (p) Neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Gathered Crude hereunder who is entitled to any compensation with respect thereto.

          (q) None of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with this Agreement.
     10.2 Mutual Covenants.
          (a) Each Party shall, in the performance of its obligations under this Agreement, comply in all material respects with Applicable Law, including all Environmental Law. Each Party shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other Party upon its reasonable request. Each Party also shall immediately notify the other Party of any violation or alleged violation of any Environmental Law relating to any Gathered Crude sold or purchases under this Agreement and, upon request, shall provide to the other Party all evidence of environmental inspections or audits by any Governmental Authority with respect to such Gathered Crude.
          (b) All records or documents provided by either Party to the other shall, to the best knowledge of such Party, accurately and completely reflect the facts about the activities and transactions to which they relate. Each Party shall promptly notify the other if at any time such Party has reason to believe that any records or documents previously provided to the other Party no longer are accurate or complete.
          (c) The Parties acknowledge and agree that the transactions subject to this Agreement constitute commercial transactions under which the relevant quantities of Gathered Crude are being purchased and sold and title thereto is being transferred.
     10.3 Acknowledgement by Coffeyville. Coffeyville acknowledges and agrees that (1) Aron is a merchant of crude oil and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of Aron’s business which are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued by or for Coffeyville, (2) Aron has no fiduciary or trust obligations of any nature with respect to Coffeyville or the Refinery, (3) Aron may enter into transactions and purchase oil for its own account or the account of others at prices more favorable than those being paid to or by Coffeyville hereunder and (4) nothing herein shall be construed to prevent Aron, or any of its partners, officers, employees or Affiliates, in any way from purchasing, selling or otherwise trading in crude oil or any other commodity for its or their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transaction under this Agreement.
     10.4 Adequate Assurances.
          (a) Aron may, in its sole discretion and upon written notice to Coffeyville, require that Coffeyville provide it with satisfactory security for or adequate assurance (“Adequate Assurance”) of Coffeyville’s performance within 48 hours of Aron giving such notice if:
                    (i) Aron determines that reasonable grounds for insecurity exist with respect to Coffeyville’s ability to perform its obligations hereunder; or

                    (ii) A Coffeyville payment default or event which, with the giving of notice or lapse of time or both, would become a payment default hereunder, has occurred.
In the event Aron gives such a notice pursuant to clause (i) above, such notice shall include a summary of the information upon which Aron has based its determination that such reasonable grounds for insecurity exist. Such summary shall be in sufficient detail to reasonably communicate Aron’s grounds that insecurity exists.
          (b) Any requirement for Adequate Assurance shall be satisfied only by Coffeyville’s delivery of the types of Eligible Forms of Assurance (as defined below) referred to in clauses (i) and/or (ii) of the definition thereof (it being agreed that the determination as to whether to provide either the type referred to in clause (i) or the type referred to in clause (ii) shall be made by Coffeyville in its sole discretion) or such other types of Eligible Forms of Assurance as Aron shall deem acceptable in its sole discretion. “Eligible Forms of Assurance” shall consist of (i) an irrevocable standby or documentary letter of credit, for a duration and in an amount sufficient to cover a value up to the Current Exposure, including reasonable contingencies for the designated time period, in a format reasonably satisfactory to Aron and issued or confirmed by a bank reasonably acceptable to Aron, (ii) a prepayment to cover a value up to the Current Exposure; (iii) a surety instrument for a duration and in an amount sufficient to cover a value up to the Current Exposure, in a format reasonably satisfactory to Aron and issued by a financial institution or insurance company reasonably acceptable to Aron; or (iv) a security interest in the assets of Coffeyville to the extent permitted by the terms of the Specified Indebtedness and sufficient, in the reasonable judgment of the Aron, to secure the Current Exposure. To continue to satisfy any requirement for Adequate Assurance, the amount of any Eligible Form of Assurance deemed acceptable by Aron as Adequate Assurance shall be adjusted from time to time so that it is sufficient to cover the Current Exposure as it fluctuates.
          (c) Without prejudice to any other legal remedies available to Aron and without Aron incurring any Liabilities (whether to Coffeyville or to a third party), Aron may, at its sole discretion, take any or all of the following actions if Coffeyville fails to give Adequate Assurance as required pursuant to this Section: (i) withhold or suspend its obligations, including payment obligations, under this Agreement, (ii) proceed against Coffeyville for damages occasioned by Coffeyville’s failure to perform, or (iii) exercise its termination rights under Article 11.
          (d) All bank charges relating to any letter of credit and any fees, commissions, costs and expenses incurred with respect to furnishing security are for Coffeyville’s account.
          (e) Coffeyville agrees, at any time and from time to time upon the request of Aron, to execute, deliver and acknowledge, or cause to execute, deliver and acknowledge, such further documents and instruments and do such other acts and things as Aron may reasonably request in order to fully effect the purposes of this Agreement.
11. Default and Remedies.
     11.1 Events of Default. Notwithstanding any other provision of this Agreement, the occurrence of any of the following shall constitute an “Event of Default”:

          (a) Either Party fails to make payment when due under this Agreement within one (1) Business Day after a written demand therefor; or
          (b) Other than a default described in Sections 11.1 (a) and (c), either Party fails to perform any material obligation or covenant to the other under this Agreement, which is not cured to the reasonable satisfaction of the other Party (in its sole discretion) within five (5) Business Days after the date that such Party receives written notice that such obligation or covenant has not been performed; or
          (c) Either Party breaches any material representation or material warranty made or repeated or deemed to have been made or repeated by the Party, or any warranty or representation proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of the other Party within ten (10) Business Days after the date that such Party receives notice that corrective action is needed; or
          (d) Either Party becomes Bankrupt; or
          (e) Either Party or any of its Designated Affiliates (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under, or any early termination of, that Specified Transaction, (2) defaults, after giving effect to any applicable notice requirement or grace period, in making any payment or delivery due on the last payment, delivery or exchange date of, or any payment on early termination of, a Specified Transaction (or such default continues for at least three Business Days if there is no applicable notice requirement or grace period) or (3) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf); or
          (f) Coffeyville or any of its Affiliates sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or a material portion of the assets of the Refinery; or
          (g) Coffeyville or any of its Affiliates (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another entity (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii) the successor entity resulting from any such consolidation, amalgamation or merger or the Person that otherwise acquires all or substantially all of the assets of Coffeyville or any of its Affiliates (A) does not assume, in a manner satisfactory to Aron, all of Coffeyville’s obligations hereunder, including under any Sale Contract or any Spread Adjustment, or (B) has an “issuer credit” rating below BB- by Standard and Poor’s Ratings Group or a “family credit” rating below B1 by Moody’s Investors Service, Inc. (or an equivalent successor rating classification); or
          (h) Coffeyville fails to provide Adequate Assurance in accordance with Section 10.4; or

          (i) There shall occur either (A) a default, event of default or other similar condition or event (however described) in respect of Coffeyville or any of its Affiliates under one or more agreements or instruments relating to Specified Indebtedness in an aggregate amount of not less than $20,000,000 which has resulted in such Specified Indebtedness becoming due and payable under such agreements and instruments before it would have otherwise been due and payable or (B) a default by Coffeyville or any of its Affiliates (individually or collectively) in making one or more payments on the due date thereof in an aggregate amount of not less than $10,000,000 under such agreements or instruments (after giving effect to any applicable notice requirement or grace period), provided that a default under clause (B) above shall not constitute an Event of Default if (x) the default was caused solely by error or omission of an administrative or operational nature; (y) funds were available to enable the party to make the payment when due; and (z) the payment is made within two Business Days of such party’s receipt of written notice of its failure to pay.
Coffeyville shall be the Defaulting Party upon the occurrence of any of the events described in clauses (f), (g), (h) and (i) above.
     11.2 Remedies Upon Event of Default.
          (a) Notwithstanding any other provision of this Agreement, upon the occurrence of an Event of Default with respect to either Party (referred to as the “Defaulting Party”), the other Party (the “Non-Defaulting Party”) shall have the right immediately and at any time(s) thereafter to terminate this Agreement and to liquidate and terminate any or all Forward Purchase Contracts and any or all Forward Sale Contracts then outstanding between the Parties. A Settlement Amount (as defined below) shall be calculated in a commercially reasonable manner for each such liquidated and terminated Forward Purchase Contract or Forward Sale Contract and be payable by one Party to the other. “Settlement Amount” shall mean, with respect to any Forward Purchase Contract or any Forward Sale Contract and the Non-Defaulting Party, the losses and costs (or gains) expressed in U.S. Dollars, which such Party incurs as a result of the liquidation, including losses and costs (or gains) based upon the then current replacement value of such Forward Purchase Contract or Forward Sale Contract together with, at the Non-Defaulting Party’s election but without duplication or limitation, all reasonable losses and costs which such Party incurs as a result of maintaining, terminating, obtaining or re-establishing any hedge or related trading positions, which, for purposes of such determination, shall include (x) the losses and costs (or gains) incurred as a result of the liquidation and termination of all hedging positions executed by Aron in connection with the transactions contemplated hereby and (y) the losses and costs incurred by Aron in disposing of any Stored Quantities. The Settlement Amount shall be due to or from the Non-Defaulting Party as appropriate. The Non-Defaulting Party shall determine the Settlement Amount of any Forward Purchase Contract or any Forward Sale Contract as of the date on which such termination occurs by reference to such futures, forward, swap and options markets as it shall select in its reasonable judgment. In calculating a Settlement Amount, the Non-Defaulting Party shall discount to present value (in any commercially reasonable manner based on London interbank rates for the applicable period and currency) any amount which would be due at a later date and shall add interest (at a rate determined in the same manner) to any amount due prior to the date of the calculation.

          (b) Without limiting any other rights or remedies hereunder, if an Event of Default occurs and Aron is the Non-Defaulting Party, Aron may, in its discretion, (i) withhold or suspend its obligations, including any of its delivery or payment obligations, under this Agreement, (ii) reclaim and repossess any and all of the Gathered Crude held at the Storage Tanks, and (iii) otherwise arrange for the disposition of any such Gathered Crude Oil in such manner as it elects.
          (c) The Non-Defaulting Party shall set off (i) all such Settlement Amounts that are due to the Defaulting Party, plus any performance security (including margin) then held by the Non-Defaulting Party, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Defaulting Party hereunder (including without limitation under Section 5 above), against (ii) all such Settlement Amounts that are due to the Non-Defaulting Party, plus any performance security (including margin) then held by the Defaulting Party, plus (at the Non-Defaulting Party’s election) any or all other amounts due to the Non-Defaulting Party hereunder (including without limitation under Section 5 above), so that all such amounts shall be netted to a single liquidated amount payable by one Party to the other (the “Liquidated Amount”). The Party with the payment obligation shall pay the Liquidated Amount to the other Party within one Business Day of the liquidation.
          (d) No delay or failure on the part of the Non-Defaulting Party in exercising any right or remedy to which it may be entitled on account of any Event of Default shall constitute an abandonment of any such right, and the Non-Defaulting Party shall be entitled to exercise such right or remedy at any time during the continuance of an Event of Default.
          (e) The Non-Defaulting Party’s rights under this Section shall be in addition to, and not in limitation or exclusion of, any other rights which the Non-Defaulting Party may have (whether by agreement, operation of law or otherwise), including without limitation any rights of recoupment, setoff, combination of accounts, as a secured party or under any other credit support. The Defaulting Party shall indemnify and hold the Non-Defaulting Party harmless from all costs and expenses, including reasonable attorney fees, incurred in the exercise of any remedies hereunder.
          (f) If an Event of Default occurs, the Non-Defaulting Party may, without limitation on its rights under this Section, set off amounts which the Defaulting Party owes to it against any amounts which it owes to the Defaulting Party (whether hereunder, under the Forward Purchase Contract, a Forward Sale Contract or otherwise and whether or not then due).
12. Indemnification.
     12.1 To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, Coffeyville shall defend, indemnify and hold harmless Aron, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Coffeyville of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Coffeyville made herein or in connection herewith proving to be false or misleading, (ii) Coffeyville’s handling, storage, transportation or disposal of any Gathered Crude or the products thereof, (iii) Coffeyville’s negligence or willful misconduct, (iv)

any failure by Coffeyville to comply with or observe any Applicable Law, or (v) injury, disease, or death of any person or damage to or loss of any property, fine or penalty, any of which is caused by Coffeyville or its employees, representatives, agents or contractors in the exercise of any of the rights granted hereunder, except to the extent that such injury, disease, death, or damage to or loss of property was caused by the negligence or willful misconduct on the part of Aron, its Affiliates or any of their respective employees, representatives, agents or contractors.
     12.2 To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement, Aron shall defend, indemnify and hold harmless Coffeyville, its Affiliates, and their directors, officers, employees, representatives, agents and contractors for and against any Liabilities directly or indirectly arising out of (i) any breach by Aron of any covenant or agreement contained herein or made in connection herewith or any representation or warranty of Aron made herein or in connection herewith proving to be false or misleading, (ii) Aron’s negligence or willful misconduct, or (iii) any failure by Aron to comply with or observe any Applicable Law.
     12.3 The Parties’ obligations to defend, indemnify, and hold each other harmless under the terms of this Agreement shall not vest any rights in any third party (whether a Governmental Authority or private entity), nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.
     12.4 Each Party agrees to notify each other as soon as practicable after receiving notice of any claim or suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense; provided, that, the failure to give such notice shall not affect the indemnification provided hereunder, except to the extent that the Indemnifying Party is materially adversely affected by such failure. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, an Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves an Event of Default by the Indemnifying Party under this Agreement which shall have occurred and be continuing.
13. Limitation on Damages. Unless otherwise expressly provided in this Agreement, the Parties’ liability for damages is limited to direct, actual damages only (which include any amounts determined under Section 11) and neither Party shall be liable for specific performance, lost profits or other business interruption damages, or special, consequential, incidental, punitive, exemplary or indirect damages, in tort, contract or otherwise, of any kind, arising out of or in any way connected with the performance, the suspension of performance, the failure to perform, or the termination of this Agreement; provided, however, that, such limitation shall not apply with respect to (i) any third party claim for which indemnification is available under this Agreement or (ii) any breach of Article 15. Each Party acknowledges the duty to mitigate damages hereunder.
14. Audit and Inspection. During the term of this Agreement each Party and its duly authorized representatives, upon reasonable notice and during normal working hours, shall have access to the accounting records and other documents maintained by the other Party, or any of the other Party’s contractors and agents, which relate to this Agreement; provided, that, neither this Section nor Section 5 shall entitle Coffeyville to have access to any records concerning any hedges or offsetting transactions or other trading positions or pricing information that may have been entered into with other parties or utilized in connection with the transactions contemplated hereby. The right to inspect or audit such records shall survive termination of this Agreement for a period of two (2) years following the last Sale Date to occur hereunder. Each Party shall preserve, and shall cause all contractors or agents to preserve, all of the aforesaid documents for a period of at least two (2) years from such last Sale Date.
15. Confidentiality.
     15.1 The Parties agree that the specific terms and conditions of this Agreement, including the drafts of this Agreement exchanged by the Parties and any information exchanged between the Parties, including calculations of any fees or other amounts paid by Coffeyville to Aron under this Agreement and all information received by Aron from Coffeyville relating to the costs of operation, operating conditions, and other commercial information of Coffeyville not made available to the public, are confidential and shall not be disclosed to any third party, except (i) as may be required by court order or Applicable Laws or as requested by a Governmental Authority, (ii) to such Party’s or its Affiliates’ employees, directors, shareholders, auditors, consultants, banks, lenders, financial advisors and legal advisors, or (iii) to such Party’ insurance providers, solely for the purpose of procuring insurance coverage or confirming the extent of existing insurance coverage; provided, that, prior to any disclosure permitted by this clause (iii), such insurance providers shall have agreed in writing to keep confidential any information or document subject to this Section. The confidentiality obligations under this Agreement shall survive termination of this Agreement for a period of two years following the Termination Date. Coffeyville’s Affiliates shall include GS Capital Partners V Fund and Kelso & Company solely for the purposes of this Article 15.
     15.2 In the case of disclosure covered by clause (i) of Section 15.1, to the extent practicable and legally permissible, the disclosing Party shall notify the other Party in writing of any proceeding of which it is aware which may result in disclosure, and use reasonable efforts to prevent or limit such disclosure. The Party seeking to prevent or limit such disclosure shall be responsible for all costs and expenses incurred by both Parties in connection therewith. The Parties shall be entitled to all remedies available at law, or in equity, to enforce or seek relief in connection with the confidentiality obligations contained herein.
     15.3 Notwithstanding anything herein to the contrary, the Parties (and their respective employees, representatives or other agents) are authorized to disclose to any person the U.S. federal and state income tax treatment and tax structure of the transaction and all materials of any kind (including tax opinions and other tax analyses) that are provided to the Parties relating to that treatment and structure, without the Parties imposing any limitation of any kind. However, any information relating to the tax treatment and tax structure shall remain confidential (and the foregoing sentence shall not apply) to the extent necessary to enable any person to comply with securities laws. For this purpose, “tax structure” is limited to any facts that may be relevant to that treatment.

16. Governing Law.
     16.1 This Agreement shall be governed by, construed and enforced under the laws of the State of New York without giving effect to its conflicts of laws principles that would require the application of the laws of another state.
     16.2 Each of the Parties hereby irrevocably submits to the exclusive jurisdiction of any federal or state court of competent jurisdiction situated in the City of New York, (without recourse to arbitration unless both Parties agree in writing), and to service of process by certified mail, delivered to the Party at the address indicated in Article 16. Each Party hereby irrevocably waives, to the fullest extent permitted by Applicable Law, any objection to personal jurisdiction, whether on grounds of venue, residence or domicile.
     16.3 Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any proceedings relating to this agreement.
17. Assignment.
     17.1 This Agreement shall inure to the benefit of and be binding upon the Parties hereto, their respective successors and permitted assigns.
     17.2 Coffeyville shall not assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron; provided, however, that no such consent shall be required with respect to an assignment by Coffeyville to any Person that succeeds to all or substantially all of the Refinery and assumes Coffeyville’s obligations hereunder whether by contract, operation of law or otherwise if such Person has an “issuer credit” rating above B+ by Standard and Poor’s Ratings Group and a “family credit” rating above B2 by Moody’s Investors Service, Inc. (or an equivalent successor rating classification) or, if such Person is not rated by either of such rating agencies, its creditworthiness (as determined by Aron in its commercially reasonable judgment) is equivalent or superior to that of an entity which has debt ratings that satisfy the foregoing ratings requirement. Aron may, without Coffeyville’s consent, assign and delegate all of Aron’s rights and obligations hereunder to (i) any Affiliate of Aron, provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc. or (ii) any non-Affiliate Person that succeeds to all or substantially all of its assets and business and assumes Aron’s obligations hereunder, whether by contract, operation of law or otherwise, provided that the creditworthiness of such successor entity is equal or superior to the creditworthiness of Aron immediately prior to such assignment. Any other assignment by Aron shall require Coffeyville’s consent.
     17.3 Any attempted assignment in violation of this Article 17 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party attempting such assignment.
18. Notices.
     18.1 All invoices, notices, requests and other communications given pursuant to this Agreement shall be in writing and sent by facsimile or nationally recognized overnight courier;

provided that, email or other electronic means of communication may be used to send any invoice pursuant to this Agreement and in any other case expressly permitted by the terms hereof. A notice shall be deemed to have been received when transmitted by facsimile to the other Party’s facsimile number set forth in Schedule 2 (if confirmed by the notifying Party’s transmission report), or on the following Business Day if sent by nationally recognized overnight courier to the other Party’s address set forth in Schedule 2 and to the attention of the person or department indicated; provided, that, a copy of any such notice or communication pursuant to Section 9, 11, 12 or 17 shall also be provided to the party indicated below. A Party may change its address or facsimile number by giving written notice in accordance with this Section, which is effective upon receipt.
If to Coffeyville, to:
Coffeyville Resources Refining & Marketing, LLC
10 East Cambridge Circle Drive, Suite 250
Kansas City, Kansas 66103
Attn: Chief Executive Officer
Fax: 913-891-0000
And with additional copy to:
Coffeyville Resources Refining & Marketing, LLC
10 East Cambridge Circle Drive, Suite 250
Kansas City, Kansas 66103
Attn: General Counsel
Fax: 913-891-0000
If to Aron, to:
J. Aron & Company
One New York Plaza
New York, New York 10004
Attn: Daniel Feit
19. No Waiver; Cumulative Remedies.
     19.1 The failure of a Party hereunder to assert a right or enforce an obligation of the other Party shall not be deemed a waiver of such right or obligation. The waiver by any Party of a breach of any provision of, or Event of Default or Potential Event of Default under, this Agreement shall not operate or be construed as a waiver of any other breach of that provision or as a waiver of any breach of another provision of, Event of Default or Potential Event of Default under, this Agreement, whether of a like kind or different nature.
     19.2 Each and every right granted to the Parties under this Agreement or allowed it by law or equity, shall be cumulative and may be exercised from time to time in accordance with the terms thereof and Applicable Law.

20. Nature of Transaction and Relationship of Parties.
     20.1 This Agreement shall not be construed as creating a partnership, association or joint venture between the Parties. It is understood that Coffeyville is an independent contractor with complete charge of its employees and agents in the performance of its duties hereunder, and nothing herein shall be construed to make Coffeyville, or any employee or agent of Coffeyville, an agent or employee of Aron.
     20.2 Neither Party shall have the right or authority to negotiate, conclude or execute any contract or legal document with any third person; to assume, create, or incur any liability of any kind, express or implied, against or in the name of the other; or to otherwise act as the representative of the other, unless expressly authorized in writing by the other.
21. Miscellaneous.
     21.1 If any Article, Section or provision of this Agreement shall be determined to be null and void, voidable or invalid by a court of competent jurisdiction, then for such period that the same is void or invalid, it shall be deemed to be deleted from this Agreement and the remaining portions of this Agreement shall remain in full force and effect.
     21.2 The terms of this Agreement constitute the entire agreement between the Parties with respect to the matters set forth in this Agreement, and no representations or warranties shall be implied or provisions added in the absence of a written agreement to such effect between the Parties. This Agreement shall not be modified or changed except by written instrument executed by the Parties’ duly authorized representatives.
     21.3 No promise, representation or inducement has been made by either Party that is not embodied in this Agreement or the Temporary Assignment, and neither Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
     21.4 Time is of the essence with respect to all aspects of each Party’s performance of any obligations under this Agreement.
     21.5 Nothing expressed or implied in this Agreement is intended to create any rights, obligations or benefits under this Agreement in any person other than the Parties and their successors and permitted assigns.
     21.6 All audit rights, payment, confidentiality and indemnification obligations and obligations under this Agreement shall survive the expiration or termination of this Agreement.
     21.7 This Agreement may be executed by the Parties in separate counterparts and initially delivered by facsimile transmission or otherwise, with original signature pages to follow, and all such counterparts shall together constitute one and the same instrument.
     21.8 All Forward Purchase Contracts and Forward Sale Contracts and other transactions hereunder are entered into in reliance on the fact this Agreement and all such Contracts and other transactions constitute a single integrated agreement between the parties, and the parties would not have otherwise entered into any Forward Purchase Contract, Forward Sale Contract or other transactions hereunder.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto as caused this Agreement to be executed by its duly authorized representative as of the date first above written.

J. ARON & COMPANY
By:	/s/ Jeff Frank
Title:	Managing Director
Date:	March 21, 2007

COFFEYVILLE RESOURCES REFINING & MARKETING, LLC
By:	/s/ Stanley A. Riemann
Title:	COO
Date:	March 20, 2007

EXHIBIT A
FORM OF CONFIRMATION FOR FORWARD PURCHASE CONTRACT
Please note that this is a draft confirmation and is being provided for your information and convenience only. A final confirmation will be forwarded to you upon execution of a transaction. This draft does not represent a commitment on the part of either party to enter into any transaction.
To: COFFEYVILLE RESOURCES REFINING AND MARKETING, LLC
Attention: COUNTERPARTY CONTACT
From: J. Aron & Company
We are pleased to confirm the following Forward Purchase Contract with you .

Contract Reference Number:	XXXXXXXXX X X

Trade Date:	XX XXX XXXX

Seller:	COFFEYVILLE RESOURCES REFINING AND MARKETING, LLC

Buyer:	J. Aron & Company

Product:	DOMESTIC SWEET (WEST TEXAS INTERMEDIATE QUALITY) CRUDE OIL

Storage Tank:	[Insert reference to relevant Storage Tank]

Stored Quantity:	XX,XXX..XX U.S. Barrel(s) or if not yet determined, the amount included on the Independent Inspector’s certified report received by Aron for each Storage Tank

Delivery:	In Storage Tank on the Purchase Date

Purchase Date:	, 2007

Price:	The Purchase Price (as determined pursuant to the Agreement referenced below). Payment shall be made as per the Agreement on the first Business Day after the Purchase Date.
All provisions contained or incorporated by reference in the Purchase, Storage and Sale Agreement for Gathered Crude dated as of March    , 2007 between Coffeyville Resources Refining & Marketing, LLC and J. Aron & Company (the “Agreement”) will govern this confirmation except as expressly modified herein. If there is a conflict between the terms of the Confirmation and the terms of the Agreement, the terms of the Confirmation shall govern.
Contacts:
Please note the following contacts act on behalf of J. Aron & Company
Operations: J. Aron & Company, New York
Telex: 6720148 GSPNY
Phone: (212) 902-7349
Fax: (212) 493-9847
Credit: J. Aron & Company, New York
Attn: Credit & Risk Management
Telex: 6720148 GSPNY
Phone: (212) 902-7482
Fax: (212) 493-9084
Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to this transaction (Contract Reference Number: XXXXXXXXX X X) by signing this confirmation in the space provided below and immediately returning a copy of the executed confirmation via facsimile to the attention of Commodity Operations at:
New York: 1-212-493-9846 (J. Aron & Company)
London: 44-207-774-2135 (Goldman Sachs International)
Singapore: 65-6889-3525 (J. Aron & Company (Singapore) Pte.)
[NOTE: upon implementation of electronic confirmation process (referred to as “click and confirm”), foregoing language shall be modified accordingly]
Regards,
J. Aron & Company
Signed on behalf of J. Aron & Company
By:
Kathy Benini
Vice President
J. Aron & Company

Signed on behalf of COFFEYVILLE RESOURCES REFINING AND MARKETING, LLC
By:
Name:
Title:

2

EXHIBIT B
FORM OF CONFIRMATION FOR FORWARD SALE CONTRACT
Please note that this is a draft confirmation and is being provided for your information and convenience only. A final confirmation will be forwarded to you upon execution of a transaction. This draft does not represent a commitment on the part of either party to enter into any transaction.
To: COFFEYVILLE RESOURCES REFINING AND MARKETING, LLC
Attention: COUNTERPARTY CONTACT
From: J. Aron & Company
We are pleased to confirm the following Forward Sale Contract with you .

Contract Reference Number:	XXXXXXXXX X X

Trade Date:	XX XXX XXXX

Buyer:	COFFEYVILLE RESOURCES REFINING AND MARKETING, LLC

Seller:	J. Aron & Company

Product:	DOMESTIC SWEET (WEST TEXAS INTERMEDIATE QUALITY) CRUDE OIL

Storage Tank:	[Insert reference to relevant Storage Tank]

Stored Quantity:	XX,XXX..XX U.S. Barrel(s) or if not yet determined, the amount included on the Independent Inspector’s certified report received by Aron for each Storage Tank

Delivery:	In Storage Tank on the Sale Date

Sale Date:	, 2007 (Subject to adjustment as provided in the Agreement referenced below)

Supplemental Amount:	[insert the per Barrel amount and indicate whether such amount is due to Coffeyville or Aron]

Price:	The Sale Price (as determined pursuant to the Agreement referenced below). Payment shall be made as per the Agreement on the Sale Date.

All provisions contained or incorporated by reference in the Purchase, Storage and Sale Agreement for Gathered Crude dated as of March ___, 2007 between Coffeyville Resources Refining & Marketing, LLC and J. Aron & Company (the “Agreement”) will govern this confirmation except as expressly modified herein. If there is a conflict between the terms of the Confirmation and the terms of the Agreement, the terms of the Confirmation shall govern.
Contacts:
Please note the following contacts act on behalf of J. Aron & Company
Operations: J. Aron & Company, New York
Telex: 6720148 GSPNY
Phone: (212) 902-7349
Fax: (212) 493-9847
Credit: J. Aron & Company, New York
Attn: Credit & Risk Management
Telex: 6720148 GSPNY
Phone: (212) 902-7482
Fax: (212) 493-9084
Please confirm that the foregoing correctly sets forth the terms of our agreement with respect to this transaction (Contract Reference Number: XXXXXXXXX X X) by signing this confirmation in the space provided below and immediately returning a copy of the executed confirmation via facsimile to the attention of Commodity Operations at:
New York: 1-212-493-9846 (J. Aron & Company)
London: 44-207-774-2135 (Goldman Sachs International)
Singapore: 65-6889-3525 (J. Aron & Company (Singapore) Pte.)
[NOTE: upon implementation of electronic confirmation process (referred to as “click and confirm”), foregoing language shall be modified accordingly]
Regards,
J. Aron & Company
Signed on behalf of J. Aron & Company
By:
Kathy Benini
Vice President
J. Aron & Company

Signed on behalf of COFFEYVILLE RESOURCES REFINING AND MARKETING, LLC
By:
Name:
Title:

2

Schedule 1
Storage Tanks

		STORAGE
		TANKS
		OWN or	Tank	Shell	Maximum	Working	Fill	Minimum
STATION NAME	LEGAL DESC.	LEASE	Number	Capacity	Capacity	Capacity	Height	Draw	OIL FLOWS TO
Valley Station	SW of 6, T26S, R1E	Own	285	20,000	17,500	15,000	35'	5'	Hooser Sta.
7315 N. Interurban	Sedgwick Co., KS		290	20,000	17,500	15,000	35'	5'	62 pipeline miles to
Valley Center, KS 67204									Hooser

Hooser Station	SW of 13, T34S, R7E	Own	200	55,000	51,000	41,000	28'	.5'	Broome Sta.
303300 272nd Road	Cowley Co., KS		225	55,000	51,000	41,000	28'	.5'	43 pipeline miles to
Dexter, KS 67038			230	55,000	51,000	41,000	28'	.5'	Broome
			270	55,000	51,000	41,000	28'	.5'

Bartlesville Station	SW of 6, T26N, R13E	Own	115	38,000	35,500	34,000	28'	1.5'	Broome Sta.
State Highway 123	Washington Co., OK		120	38,000	35,500	34,000	28'	1.5'	22 pipelines miles to
Bartlesville, OK 74006									Broome

Broome Station	NW of 4, T35S, R14E	Own	1105	80,000	75,000	71,000	39'	2'	Coffeyville Sta.
1920 County Road 1800	Montgomery Co., KS		1106	80,000	75,000	71,000	39'	2'	19 pipeline miles to
Caney, KS 67333									ETF

Coffeyville Station (ETF)	NW of 29, T34S, R17E	Own	22A-1	214,000	200,000	176,500	45'	6'	Refinery
2086 Road 5300	Montgomery Co., KS		22A-2	214,000	200,000	176,500	45'	6'	1.5 pipeline miles to
Coffeyville, KS 67337			22A-3	214,000	200,000	176,500	45'	6'	Refinery

Schedule 2
Notice Information
NOTICE INFORMATION
Coffeyville Notice Information:

Trading:	Coffeyville Resources Refining & Marketing, LLC 10 East Cambridge Circle Drive, Suite 250 Kansas City, Kansas 66103
	Attention:	Pat Quinn Phone: 913-982-0455 Cellphone: 620-242-5117 Email: pjquinn@coffeyvillegroup.com Fax: 913-981-0002

Or

Wyatt Jernigan Phone: 281-217-7712 Cellphone: 713-775-7752
Operations and Scheduling:

Coffeyville Resources Refining & Marketing, LLC 10 East Cambridge Circle Drive, Suite 250 Kansas City, Kansas 66103
	Attention:	Pat Quinn Phone: 913-982-0455 Cellphone: 620-242-5117 Email: pjquinn@coffeyvillegroup.com Fax: 913-981-0002

Settlement and Accounting:

Coffeyville Resources Refining & Marketing, LLC 10 East Cambridge Circle Drive, Suite 250 Kansas City, Kansas 66103
	Attention:	Mike Reichert Phone: 913-982-0472 Email: mjreichert@coffevvillegroup.com Fax: 913-981-0002

Credit and Finance:

Coffeyville Resources Refining & Marketing, LLC 10 East Cambridge Circle Drive, Suite 250 Kansas City, Kansas 66103
Attention:	Tim Rens Phone: 913-982-0470 Cellphone: 913-558-4649 Email: jtrens@coffeyvillegroup.com Fax: 913-981-0002

Aron Notice Information: Trading:

Primary (except for Canadian Crude):

Steve Scala 85 Broad Street New York N.Y. 10004 (212) 902 8400 Fax: (212) 357 1248 stephen.scala@gs.com

Primary for Canadian Crude:

Ken Krug Goldman Sachs Canada Inc. 3835,855 - 2nd Street SW Bankers Hall — East Tower Calgary, Alberta T2P 4J8 Canada (403) 233 9294 ken.krug@gs.com

Alternate:

Jeff Frase 85 Broad Street New York N.Y. 10004 (212) 902 8400 Fax: (212) 357 1248 jeff.frase@gs.com

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Scott Duffy 85 Broad Street New York N.Y. 10004 (212) 902 8400 Fax: (212) 357 1248 scott.duffy@gs.com

Scheduling:

Primary:

James Brush 85 Broad Street New York N.Y. 10004 (212) 902 7349 Fax: (212) 902 9874 ficc-jaron-physical@gs.com

Alternate:

Robert Tibbals 85 Broad Street New York N.Y. 10004 (212) 902 7349 Fax (212) 902 9874 Robert.tibbals@gs.com

Payments:

Stan Preston 85 Broad Street New York N.Y. 10004 Tel.: 212-357-9101 Fax: 212-493-9084 ficc-cx-ny@ny.email.gs.com

Invoicing/Statements:

Valerie Nunez 85 Broad Street New York N.Y. 10004 (212) 902-5856 Fax: (212) 344-3457 ficc-jaron-coffeyville-info@ny.email.gs.com

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Credit:

John Daniello 85 Broad Street New York N.Y. 10004 (212) 855 0716 Fax: (212) 428 3417 john.daniello@gs.com

General Notices:

James Brush Steve Scala 85 Broad Street New York N.Y. 10004 Tel: (212) 902 8400 Fax: (212) 902 9874 Jim.brush@gs.com Stephen.scala@gs.com with copy to:

J. Aron & Company One New York Plaza New York, New York 10004 Attn: Daniel Feit

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